SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ONVIA.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Onvia Stockholder Letter

Dear Fellow Stockholders:

2003 was another year of strong growth for Onvia.com, Inc., a leading notification and information service for government agency buyers and business suppliers. The Company continued to grow revenue, decreased net loss substantially, and improved gross margins. The Company:

•	Grew annual subscription revenue to $10.0 million in 2003, an increase of 38% compared to 2002;

•	Reduced operating expenses to $17.4 million in 2003, a decrease of 34% compared to 2002;

•	Reduced loss from operations to $8.6 million in 2003, an improvement of 58% compared to $20.7 million in 2002;

•	Increased gross margin to 88% in 2003, compared to 81% in 2002;

•	Increased deferred revenue to $5.1 million from $3.4 million at the beginning of 2003;

•	Reduced cash used in operations to $5.6 million in 2003, compared to $13.1 million in 2002, an improvement of 57%; and

•	Sublet approximately 25% of our idle office space during 2003.

A key factor in our progress has been the expansion of our product offering. We added new, high value content including advance notice, grant, and award information. We began publishing private sector information including commercial development plans, construction updates, and subcontracting opportunities. Due in part to this broader product offering, Onvia was featured in the Wall Street Journal’s “Best of the Web” article on “The Best Way to Tap Into Government Contracts.” These new products moved Onvia from a simple lead notification business to an information business, allowing us to attract and retain higher value customers and contribute significantly to our success over this past year.

In 2003, Onvia made excellent progress in productivity. We used advances in technology to publish more opportunities and develop new information-based products that notify customers of government projects from start to finish. During the year the Company published 550,000 new opportunities, up from 290,000 in 2002, without adding headcount.

The biggest initiative of 2003 was launching the Enterprise Solutions Group, which involved hiring and training an experienced team of sales professionals to sell our products to larger corporations. We developed new products specifically aimed at the enterprise market, such as news clips and consolidated reporting, and refined our pricing strategy to recognize the value of our product to large corporations. In order to drive additional efficiency and revenue from our Small Medium Business segment, we introduced regional pricing and changed the Onvia website into a more effective lead generator for our sales teams.

Onvia also continues to develop important strategic partnerships with government agencies that use the DemandStar procurement solution to publish their procurement opportunities. Over $1 billion in purchasing passed through the DemandStar e-procurement solution in 2003.

In 2003, we spent a significant amount of time and energy reviewing strategic alternatives, including a possible sale of the Company. While we had interest from several potential buyers, we learned that in order to optimize value from those buyers we needed to be profitable and somewhat larger. Negotiations were terminated due to our increasing stock price. The Board also carefully considered authorizing a cash distribution or a self tender. In the end, we concluded that a strong balance sheet is critical to achieving our growth expectations, taking advantage of emerging technologies in the future, and realizing maximum value for our stockholders. Therefore, the Board decided against distributing cash at this time and discontinued its engagement with consultants Broadview International LLC in January 2004.

We like the outlook for the Company. We are enthusiastic about our long-term product plans. Our strong balance sheet should help us take advantage of technology advances and acquisition opportunities as they arise. We believe we can utilize our balance sheet and operating momentum to accelerate our growth rate and build a large, profitable business.

The success of 2003 would not have been possible without the hard work and dedication of the Company’s employees. We also greatly appreciate the support and loyalty of our customers who have helped develop a high quality of service for thousands of businesses across the country. Thank you.

Michael D. Pickett Chief Executive Officer and Chairman of the Board	Clayton W. Lewis President and Chief Operating Officer

Notice of Annual Stockholders Meeting

The Annual Stockholders Meeting of Onvia.com, Inc., a Delaware corporation, will be held on Friday, June 25, 2004, at 1:00 p.m. local time, at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109, for the following purposes:

1. To elect two directors to serve three year terms ending in 2007.

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to change our name from “Onvia.com, Inc.” to “Onvia, Inc.”

3. To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on April 28, 2004. The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form or vote via the internet or telephone by following the instructions on your proxy card.

By order of the Board of Directors,

Michael D. Pickett

Chief Executive Officer and Chairman of the Board

Seattle, Washington

May 13, 2004

ONVIA.COM, INC.

1260 Mercer Street

Seattle, WA 98109

PROXY STATEMENT

ANNUAL STOCKHOLDERS MEETING

JUNE 25, 2004

Our Board of Directors issues this Proxy Statement to solicit proxies for the Annual Stockholders Meeting on June 25, 2004 at 1260 Mercer Street, Seattle, Washington. This Proxy Statement contains important information about the business matters that will be voted upon at the meeting. This Proxy Statement and proxy form were first sent to stockholders on or about May 13, 2004.

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, April 28, 2004. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on April 28, 2004 the Company had [7,6            ] shares of common stock outstanding and entitled to vote.

Time and Place of the Annual Stockholders Meeting

The Annual Stockholders Meeting is being held on Friday, June 25, 2004 at 1:00 p.m. local time at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Proxies Not Returned and Broker Non-Votes

If your shares are held in your name, you must return your proxy, vote by telephone or via internet, or attend the Annual Stockholders Meeting in person in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters (such as the election of directors), but not with respect to non-routine matters (such as the proposal for name change). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Quorum Requirement

Our Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence of a quorum.

Proxy Solicitation

The accompanying proxy is solicited by our Board of Directors for use at the Annual Stockholders Meeting. We will bear the costs of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we will request banks, brokers, custodians, nominees, and fiduciaries to solicit customers for whom they hold our shares of common stock, and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers, and others to solicit proxies, personally or by telephone or otherwise, without additional compensation. We have not retained the services of a proxy solicitor.

Voting of Proxies

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Stockholders Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR each of the director nominees, FOR each of the other proposals discussed in this Proxy Statement, and as the proxy holders deem desirable FOR any other matters that may come before the meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors of five members consisting of two Class I directors, two Class II directors, and one Class III director, each of whom will serve until the Annual Stockholders Meetings to be held in 2004, 2005, and 2006, respectively. At each Annual Stockholders Meeting, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Stockholders Meeting dates.

On March 31, 2004, Kenneth A. Fox resigned as a Class I director and Nancy J. Schoendorf resigned as a Class II director. Their resignations were not due to any disagreements with the Board or with the management of the Company. On March 31, 2004, the Board filled the vacancies with James L. Brill as a Class I director and Roger L. Feldman as a Class II director.

Two Class I directors are to be elected at this Annual Stockholders Meeting. The Board of Directors has designated Steven D. Smith and James L. Brill for election by the stockholders. Mr. Brill was recommended to the Company’s Nominating and Governance Committee by our Chief Executive Officer. If elected, the nominees will serve as directors until our 2007 Annual Stockholders Meeting.

If a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, the nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Votes withheld from any nominee, abstentions, and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the voting.

The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

Class I Director Nominees (Terms Expire at the 2004 Annual Stockholders Meeting)

Steven D. Smith, age 45, has served as a director of the Company since January 2000. From March 1997 to April 2003, Mr. Smith served as Managing Director of GE Equity, a private equity investment company and a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures. Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

James L. Brill, age 53, has served as a director of the Company since March 2004. Since July 1999, he has served as Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation, a medical diagnostics manufacturer. From August 1998 to June 1999, Mr. Brill served as Chief Financial Officer of Jafra Cosmetics International, a cosmetics manufacturer, and Vice President of Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998. Mr. Brill holds a Bachelor of Science from the United States Naval Academy and a Masters of Business Administration from UCLA.

Class II Directors (Terms Expire at the 2005 Annual Stockholders Meeting)

Michael D. Pickett, age 56, has served as a director of the Company since February 1999, and as Chief Executive Officer and Chairman of the Board of the Company since April 2001. Mr. Pickett also served as President and Chief Operating Officer of the Company from August 2000 to April 2001 and as Chairman of the Board from February 1999 to August 2000. From July 1999 to August 2000, Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by the Company in September 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

Roger L. Feldman, age 42, has served as a director of the Company since March 2004. Mr. Feldman is a principal of West Creek Capital, an investment firm he co-founded in 1992. Prior to forming West Creek Capital, Mr. Feldman was an investment banker and an attorney. Mr. Feldman holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor degree from Columbia Law School.

Class III Director (Terms Expire at the 2006 Annual Stockholders Meeting)

Jeffrey C. Ballowe, age 48, has served as a director of the Company since December 1999. Before leaving Ziff Davis at the end of 1998, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now TechTV), and the initial ZD/Softbank investments in Yahoo!, Inc. Mr. Ballowe is the co-founder and past president of the not-for-profit Electronic Literature Organization and a member of the board of trustees of Lawrence University. Currently Mr. Ballowe serves as a director of Verticalnet and as a member of the advisory board of Internet Capital Group. Mr. Ballowe holds a Bachelor of Arts from Lawrence University, a Master of Arts in French from the University of Wisconsin, and a Master of Business Administration from the University of Chicago.

There are no family relationships among any of the directors or executive officers of the Company.

Determination of Director Independence

After review of the applicable legal standards for Board member independence, the Board of Directors determined that each of the following directors is an “independent director” as defined in Marketplace Rules 4200(a)(15) of the National Association of Securities Dealers (the “NASD”):

Jeffrey C. Ballowe

James L. Brill

Roger L. Feldman

Steven D. Smith

These directors are referred to as “Independent Directors” in this Proxy Statement. Consequently, each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee is an Independent Director.

Board Meetings and Committees

The Board of Directors met sixteen times during 2003 and each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which each served. The Board of Directors had a Compensation Committee, an Audit Committee, and a Special Litigation Committee in 2003. In 2004, the Board added a Nominating and Governance Committee.

Mr. Ballowe, Ms. Schoendorf, and Mr. Smith were members of the Audit Committee during 2003, with Mr. Smith serving as the chairperson. Since March 2004, Mr. Brill has served on the Audit Committee in place of Ms. Schoendorf. All of these members of the Audit Committee are and were independent as defined by Marketplace Rule 4200(a)(15) of the NASD. In 2003, the Audit Committee did not have a member who met the “Financial Expert” criteria under the NASDAQ requirements. With the addition of Mr. Brill to the Audit Committee in March 2004, the Committee believes that it has gained such a Financial Expert. All other members of the Audit Committee are financially literate, and Mr. Smith is financially sophisticated based on his professional experience. The Audit Committee retains our independent auditors, reviews their independence, reviews and approves the planned scope of our annual audit, reviews and approves any fee arrangements with our auditors, oversees their work, reviews and pre-approves any non-audit services that they may perform, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies, and reviews and approves any related party transactions. The Audit Committee met five times in 2003.

Mr. Ballowe, Ms. Schoendorf, and Mr. Fox were members of the Compensation Committee during 2003. In March 2004, Mr. Feldman and Mr. Brill replaced Ms. Schoendorf and Mr. Fox, respectively, on the Compensation Committee. Each of the 2003 and current members of the Compensation Committee is independent as defined by Marketplace Rule 4200(a)(15) of the NASD. The Compensation Committee establishes and administers our policies regarding annual executive salaries, cash incentives, and long-term equity incentives. The Compensation Committee met two times in 2003.

Mr. Pickett, Ms. Schoendorf, and Mr. Fox were members of the Special Litigation Committee during 2003. The Special Litigation Committee was formed solely for purpose of deliberating and deciding on issues relating to the class action litigations described in the “Legal Proceedings” section.

Mr. Ballowe, Mr. Brill, Mr. Feldman, and Mr. Smith are members of the Nominating and Governance Committee, which was established in 2004. The functions of the Nominating and Governance Committee include identifying and recruiting individuals to serve as directors of the Company; making recommendations to the Board regarding membership and chairs of the Board’s committees; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board corporate governance guidelines; considering nominations to the Board received from stockholders; monitoring Company compliance with Onvia’s Code of Business Ethics and Conduct; and overseeing the annual evaluation of the effectiveness of the Board and its committees. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors, which is attached as Appendix A to this Proxy Statement.

Director Nominations

The Company’s Board of Directors has adopted procedures for nominating director candidates and considering nominees recommended by stockholders (the “Nominations Procedures”). The Nominations Procedures describe the process by which director candidates are selected, the qualifications that those candidates should possess, and the procedure for stockholders to submit recommendations. The Nominations Procedures are administered by the Nominating and Governance Committee and are described below.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to the Company. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating and Governance Committee will also consider the potential director’s independence; whether the member would be considered a “financial expert” as described in the listing standards; and the diversity that the potential director would add to the Board in terms of gender, ethnic background, and professional experience.

The Nominating and Governance Committee identifies potential candidates through their members’ networks of contacts and by soliciting recommendations from other directors or executive officers. They have also engaged a search firm to identify and screen suitable director nominees. After the Nominating and Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating and Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote for recommendation to the Board.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as other candidates, provided that the following procedures are followed in submitting recommendations:

1.	Submit a written recommendation to the Secretary of the Company at 1260 Mercer Street, Seattle, WA 98109.

2.	Submissions must include the potential candidate’s five-year employment history with employer names and a description of the employer’s business, experience with financial statements, and other board memberships.

3.	Submissions must be accompanied by a written consent of the potential candidate to stand for election if nominated by the Nominating and Governance Committee and the Board and to serve if elected by the stockholders.

4.	Submissions must be accompanied by proof of ownership of Company stock by the person submitting the recommendation.

5.	Recommendations must be received by January 14, 2005 to be considered for nomination at the 2005 Annual Stockholders Meeting. Recommendations received after January 14, 2005 will be considered for nomination at the 2006 Annual Stockholders Meeting.

Director Compensation

Every director of the Company receives an initial stock option grant of 4,000 shares of our common stock under our 2000 Directors’ Stock Option Plan (“2000 Directors’ Plan”) upon becoming a director. Each Independent Director receives automatic annual stock option grant to purchase 1,000 shares of our common stock under the 2000 Directors’ Plan on the date of our Annual Stockholders Meeting. At the 2003 Annual Stockholders Meeting, Mr. Ballowe, Mr. Fox, Mr. Smith, and Ms. Schoendorf each received an option to purchase 1,000 shares of our common stock under our 2000 Directors’ Plan. On March 31, 2004, Mr. Brill and Mr. Feldman each received an initial stock option grant under the 2000 Directors’ Plan to purchase 4,000 shares of our common stock.

The Board of Directors instituted a policy to compensate each director who qualifies as an “independent director” under NASD Marketplace Rule 4200(a)(15): (i) $5,000 per quarter if such director attended every Board meeting during such quarter or a prorated portion if all meetings during the requisite quarter were not attended, and (ii) a stock option grant of 18,750 shares of the Company’s common stock under our Amended and Restated 1999 Stock Option Plan (“1999 Plan”) on the date on which such director first qualified as an “independent director” under NASD Marketplace Rule 4200(a)(15), followed by annual stock option grants of 5,000 shares on each anniversary date of the 18,750 share grant. In 2003, Mr. Ballowe received cash compensation of $19,000 for attendance at Board meetings, Mr. Smith received $15,000, and Mr. Fox received $14,285. Mr. Ballowe received an annual stock option grant of 5,000 shares on October 21, 2003. On April 1, 2003, Mr. Smith received a stock option grant of 18,750 shares of the Company’s common stock under the 1999 Plan, and received an annual stock option grant of 5,000 shares on April 1, 2004. On April 1, 2003, Mr. Fox received a stock option grant of 18,750 shares of the Company’s common stock under the 1999 Plan. On March 31, 2004, Mr. Brill and Mr. Feldman each received a stock option grant of 18,750 shares of the Company’s common stock under the 1999 Plan.

All directors are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at Board and committee meetings.

Stockholder Communications with Directors

We are required to establish a communication mechanism so that our stockholders can communicate with our directors. Stockholders are welcome to communicate directly to the Board of Directors by contacting Director and Chief Executive Officer Mr. Pickett by email at investorrelations@onvia.com with a subject line noting “Stockholder Communications to Michael Pickett” or by writing to Michael D. Pickett, Onvia.com, Inc., 1260 Mercer Street, Seattle, Washington 98109, ATTN: Stockholder Communications. Mr. Pickett will relay all such stockholder communications to the entire Board or the appropriate Board committee at the next scheduled Board or committee meeting. No material action has been taken by the Board resulting from a stockholder communication.

Director Attendance at Annual Stockholders Meetings

It is the Company’s policy to invite all directors to attend the Annual Stockholders Meeting each year. Mr. Pickett attended our 2003 Annual Stockholders Meeting and is planning on attending our 2004 Annual Stockholders Meeting.

PROPOSAL NO. 2

NAME CHANGE FROM “ONVIA.COM, INC.” TO “ONVIA, INC.”

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently states that our name is “Onvia.com, Inc.” On January 22, 2004, the Company’s Board adopted a resolution, subject to stockholder approval, to amend Article 1 of the Certificate of Incorporation to change our name to “Onvia, Inc.”

The Board has adopted resolutions setting forth the proposed amendment to Article 1 of the Certificate of Incorporation, the advisability of the proposed amendment, and a call for submission of the proposed amendment for approval by the Company’s stockholders at this Annual Stockholder Meeting. If approved by Company stockholders, Article 1 of the Certificate of Incorporation would be amended in its entirety to read as follows:

“The name of this corporation is Onvia, Inc.”

The Board believes that it is in the Company’s best interest to change the Company’s name from “Onvia.com, Inc.” to “Onvia, Inc.” The Board believes that companies with “.com” as part of their name reflect the nature of companies that provide services or content to consumers and businesses over the world wide web. While the Company utilizes email and other web search technology, it no longer markets its services solely over the web. Moreover, the Company is more than an online business. Direct sales are a significant portion of our business. Therefore, the Board believes that changing the Company’s name will more accurately reflect the Company’s current business.

Vote Required and Board of Directors’ Recommendation

The Board has adopted and approved the proposed amendment to Article 1 of the Certificate of Incorporation, subject to the requisite approval by the Company’s stockholders. The affirmative vote of a majority of the outstanding shares of common stock is required, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will count as votes against approval of such amendment.

The Board of Directors unanimously recommends a vote “FOR” the name change.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the Named Executive Officers identified in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Harvey Hanerfeld (4) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	499,300	6.49%

Roger Feldman, Director Nominee (4) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	491,820	6.39%

Diker Management, LLC (5) 745 Fifth Avenue, Suite 1409 New York, NY 10151	418,388	5.44%

Diker Value-Tech Fund, LP (6) 745 Fifth Avenue, Suite 1409 New York, NY 10151	408,686	5.31%

Steven D. Smith, Director (7) 1260 Mercer Street Seattle, Washington 98109	11,078	*

Jeffrey C. Ballowe, Director (8) 1260 Mercer Street Seattle, Washington 98109	31,422	*

Michael D. Pickett, Director & CEO (9) 1260 Mercer Street Seattle, Washington 98109	417,550	5.23%

James Brill, Director Nominee 1260 Mercer Street Seattle, Washington 98109	0	*

Clayton W. Lewis, President & COO (10)	96,202	1.24%

Irvine N. Alpert, Executive Vice President (11)	32,881	*

Matthew S. Rowley, Chief Information Officer (12)	27,828	*

Cameron S. Way, Controller & Chief Accounting Officer (13)	14,642	*

All directors and officers as a group (9 persons)(14)	643,603	7.91%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options, warrants, or other convertible securities.
(3)	Calculated on the basis of 7,691,095 shares of common stock outstanding as of April 1, 2004, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 1, 2004 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership.

(4)	Mr. Hanerfeld and Mr. Feldman are stockholders of West Creek Capital, Inc., that is the general partner of West Creek Capital, L.P., that is the investment adviser of West Creek Partners Fund L.P. which owns 307,985 shares. Mr. Hanerfeld and Mr. Feldman are voting members of Cumberland Investment Partners, L.L.C. which owns 169,085 shares. Mr. Hanerfeld personally owns 22,230 shares, and Mr. Feldman personally owns 14,750 shares.
(5)	Reflected pursuant to Schedule 13G filed on February 17, 2004. Diker Management, LLC is the investment manager of Diker Value-Tech Fund, LP. Diker Value-Tech Fund, LP and Diker Management, LLC share voting and dispositive power over 408,686 shares. In addition, Diker Management, LLC is the investment adviser of separately managed accounts for 9,702 shares. Charles M. Diker and Mark N. Diker are the managing members of Diker Management, LLC.
(6)	Reflected pursuant to Schedule 13G filed on February 17, 2004. Shares are held directly by Diker Value-Tech Fund, LP, a limited partnership, whose general partner is Diker GP, LLC. Diker Value-Tech Fund, LP and Diker Management, LLC share voting and dispositive power over 408,686 shares. Charles M. Diker and Mark N. Diker are the managing members of Diker GP, LLC.
(7)	Includes 6,000 shares issuable upon exercise of options granted to Mr. Smith under the 2000 Directors’ Plan, which will be vested within 60 days of April 1, 2004, and 5,078 shares issuable upon exercise upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(8)	Includes 14,250 shares of common stock, 6,000 shares issuable upon exercise of options granted to Mr. Ballowe under the 2000 Directors’ Plan, which will be vested within 60 days of April 1, 2004, and 11,172 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(9)	Includes 129,509 shares of common stock, 278,041 shares issuable upon exercise of options granted to Mr. Pickett under the 1999 Plan, which will be vested within 60 days of April 1, 2004, and 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, which will be vested within 60 days of April 1, 2004.
(10)	Includes 24,641 shares of common stock and 71,561 shares issuable upon exercise of options granted to Mr. Lewis under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(11)	Includes 3,977 shares of common stock and 28,904 shares issuable upon exercise of options granted to Mr. Alpert under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(12)	Includes 1,710 shares of common stock and 26,118 shares issuable upon exercise of options granted to Mr. Rowley under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(13)	Includes 3,291 shares of common stock and 11,352 shares issuable upon exercise of options granted to Mr. Way under the 1999 Plan, which will be vested within 60 days of April 1, 2004.
(14)	Includes 466,226 shares of common stock subject to options exercisable within 60 days of April 1, 2004.

EXECUTIVE OFFICERS

Michael D. Pickett, age 56, has served as Chief Executive Officer and Chairman of the Board of the Company since April 2001.

Clayton W. Lewis, age 44, has served as President and Chief Operating Officer of the Company since December 2001. Prior to becoming President and Chief Operating Officer, Mr. Lewis served as Vice President of Marketing from August 2000 to December 2001, Vice President of Business Affiliations from July 1999 to July 2000, and Director of Business Development from March 1999 to June 1999. From October 1995 to June 1998, Mr. Lewis served as Executive Vice President of ETC, a telecommunications company and a subsidiary of Telecommunications, Inc. From December 1989 to October 1995, Mr. Lewis was Senior Vice President of Business Development at RXL Pulitzer, the multimedia division of the Pulitzer Publishing Company. In addition, Mr. Lewis has held a variety of public positions including serving as chief of staff for a member of the United States Congress, and key roles in state government. Mr. Lewis holds a Bachelor of Arts in Business Administration from the University of Washington.

Irvine N. Alpert, age 52, has served as Executive Vice President of the Company since July 2001. From February 1995 to July 2001, Mr. Alpert was the founder and Chief Executive Officer of ProjectGuides, Inc., an architecture, engineering, and construction market information service, which was acquired by Onvia in June 2001. From 1993 to 1995, Mr. Alpert served as President of RCI Environmental, Inc., a regional construction company. From 1990 to 1993, Mr. Alpert served as Vice President of Sales and Marketing for Hart Crowser, Inc., a regional geotechnical and environmental consulting firm. Mr. Alpert holds a Bachelor of Arts from the University of California, Santa Cruz and a Master of Environmental Planning from the University of California, Berkeley.

Matthew S. Rowley, age 40, has served as Chief Information Officer of the Company since July 2001. Prior to becoming Chief Information Officer of the Company, Mr. Rowley served as Vice President of Development from June 2001 to July 2001, Director of Site Development from December 2000 to June 2001, and Development Manager from August 2000 to December 2000. From November 1999 to August 2000, Mr. Rowley served as Director of Electronic Commerce of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in September 2000. From May 1999 to November 1999, Mr. Rowley was Director of Electronic Commerce Operations of Multiple Zones International, a direct reseller of name-brand information technology products and services to small to medium businesses. From December 1997 to May 1999, Mr. Rowley served in a variety of positions and most recently as Program Manager, Internet Electronic Commerce Practice of BEST Consulting, an information technology firm specializing in electronic commerce solutions. From September 1988 to December 1997, Mr. Rowley served in a variety of positions and most recently as Project Manager, Lead Technical Engineer, and Systems Analyst at the Battelle Seattle Research Center and Pacific NW National Laboratory. Mr. Rowley holds a Bachelor of Arts from Seattle Pacific University.

Cameron S. Way, age 32, has served as Chief Accounting Officer of the Company since January 2003. Prior to becoming Chief Accounting Officer, Mr. Way served as Controller from September 2001 to January 2003, Assistant Controller from December 2000 to September 2001, and finance manager from August 1999 to December 2000. Mr. Way was an audit manager with PricewaterhouseCoopers LLP from January 1999 to August 1999 prior to joining the Company. Mr. Way holds a Bachelor of Arts from Claremont McKenna College.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These people are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required, we believe that during 2003, all reporting persons complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year that ended December 31, 2003; (b) the other most highly compensated individuals who served as executive officers during the fiscal year ended December 31, 2003 (the “Named Executive Officers”); and (c) the compensation received by each of these people for the two preceding fiscal years.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards Securities Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary	Bonus
Michael D. Pickett (1) Chief Executive Officer and Chairman of the Board	2003 2002 2001	$177,900 134,475 234,434	$0 143,750 37,813	0 0 302,979	$0 52,384 35,866

Clayton W. Lewis (2) President and Chief Operating Officer	2003 2002 2001	220,000 220,000 181,202	0 12,500 48,458	0 87,000 15,000	0 0 0

Irvine N. Alpert (3) Executive Vice President	2003 2002 2001	180,000 180,000 101,227	50 0 1,240	30,000 16,900 18,000	93,965 46,161 0

Matthew S. Rowley (4) Chief Information Officer	2003 2002 2001	170,000 170,000 132,258	50 95,625 29,645	0 24,500 15,550	0 0 0

Cameron S. Way (5) Controller & Chief Accounting Officer	2003 2002 2001	100,622 91,000 75,500	0 3,900 18,988	22,000 0 5,000	0 0 0

(1)	Mr. Pickett’s annual salary as of December 31, 2003 is $177,900. Mr. Pickett’s employment agreement was amended in February 2002, providing for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board, which was paid in June 2002. Mr. Pickett was also paid a bonus of $18,750 in January 2002 based on performance achievement during 2001, and a bonus of $37,813 in January 2001 based on performance achievement during 2000. Mr. Pickett’s employment agreement was further amended in September 2002, providing for an annual base salary of $177,900. Mr. Pickett’s other compensation consists of housing stipend expenses of $52,384 and $35,866 in 2002 and 2001, respectively, paid by Onvia before Mr. Pickett’s employment agreement was amended in September 2002, eliminating the housing stipend.
(2)	Mr. Lewis’s annual salary as of December 31, 2003 is $220,000. Mr. Lewis received a bonus of $12,500 and $48,458 in January 2002 and January 2001, respectively, based on performance achievement during 2001 and 2000, respectively.
(3)	Mr. Alpert’s annual salary as of December 31, 2003 is $180,000. Mr. Alpert’s other compensation consists of commissions of $93,965 paid by Onvia in 2003 and $46,161 paid by Onvia in 2002 pursuant to his commission agreement with Onvia.
(4)	Mr. Rowley’s annual salary as of December 31, 2003 is $170,000. In January 2002 Mr. Rowley was paid a bonus of $85,000 pursuant to his employment agreement with Onvia, and bonuses of $10,625 and $29,645 were paid in 2002 and 2001, respectively, based on performance achievement during 2001 and 2000, respectively.
(5)	Since January 2003, Mr. Way served as Chief Accounting Officer. Mr. Way’s annual salary as of December 31, 2003 is $102,000. Mr. Way received a bonus of $3,900 and $18,988 in January 2002 and January 2001, respectively, based on performance achievement during 2001 and 2000, respectively.

Employment Agreements

Mr. Pickett and the Company entered into an employment agreement in March 2001. The employment agreement was subsequently amended in February 2002 to provide for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board, which was paid in June 2002. Mr. Pickett’s employment agreement was further amended in September 2002, providing for an annual base salary of $177,900 and eliminating the housing stipend. Upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive a lump sum payment of $250,000 and 12 months of benefits and accelerated vesting of all unvested options granted under the Company’s 2000 Directors’ Stock Option Plan (“2000 Directors Plan”) and the Amended and Restated 1999 Stock Option Plan (“1999 Plan”). Upon a change in control transaction, 50% of the then unvested options granted to Mr. Pickett in connection with his employment agreement shall vest, and the remaining unvested options shall vest and become exercisable upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason within 12 months of a change in control transaction.

Mr. Lewis and the Company entered into an employment agreement in September 2001 that provided for an annual base salary of $200,000. The employment agreement was subsequently amended in February 2002, after Mr. Lewis was designated as President and Chief Operating Officer in December 2001, to increase Mr. Lewis’s annual salary to $220,000 and to provide for a bonus based on achievement of criteria determined by the Board. In addition, Mr. Lewis was granted options to purchase 87,000 shares of the Company’s common stock with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Lewis is employed by the Company. Upon termination of Mr. Lewis’ employment by the Company without cause or by Mr. Lewis for good reason, Mr. Lewis will receive 12 months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 50% of the then unvested options granted to Mr. Lewis shall vest, and the remaining unvested options and shares shall vest and become exercisable upon termination of Mr. Lewis’ employment by the Company without cause or by Mr. Lewis for good reason within 12 months of a change in control transaction.

Mr. Alpert and the Company entered into an employment agreement in February 2002, which provides for an annual base salary of $180,000. In addition, Mr. Alpert was granted options to purchase 16,900 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. On January 31, 2003, Mr. Alpert was granted options to purchase 30,000 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. Upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason, Mr. Alpert will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Alpert shall vest and the remaining unvested options shall vest and become exercisable upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason within 12 months of a change in control transaction. Mr. Alpert and the Company also entered into a Commission and Bonus Plan in September 2001, which provides that Mr. Alpert will receive a commission on contracts that Mr. Alpert secures.

Mr. Rowley and the Company entered into an employment agreement in September 2001 that provides for an annual base salary of $170,000, and a performance bonus of $85,000, which was paid in January 2002. In February 2002, Mr. Rowley was granted options to purchase 24,500 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Rowley is employed by the Company. Upon termination of Mr. Rowley’s employment by the Company without cause or by Mr. Rowley for good reason, Mr. Rowley will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Rowley shall vest and the remaining unvested options shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Rowley for good reason within 12 months of a change in control transaction.

2003 STOCK OPTION GRANTS

The following table provides information with respect to stock options granted to the Named Executive Officers during 2003. In addition, as required by the SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. No stock appreciation rights were granted to these individuals during the year.

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Last Fiscal Year (2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (3)
Name					5%	10%
Irvine N. Alpert	30,000	6%	$2.55	1/31/2013	$48,110	$121,921
Cameron S. Way	22,000	4%	2.55	1/31/2013	35,281	89,409

(1)	Options vest ratably and become exercisable over a 48 month period. The options have a 10 year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change of control transactions and termination of employment, see “Employment Agreements” section.
(2)	Based on a total of 500,950 option shares granted to employees, consultants, and directors during 2003 under the 1999 Plan and the 2000 Directors’ Plan.
(3)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share on the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

OPTIONS EXERCISED IN 2003, OPTIONS EXERCISEABLE AT FISCAL YEAR END, AND

OPTION VALUES AT FISCAL YEAR END

The following table provides certain stock option information with respect to each Named Executive Officer including: the shares acquired on stock option exercises in 2003 and the value realized on such exercises; the number of exercisable (yet not exercised) stock options at fiscal year end and their value; and the number of unexerciseable stock options at fiscal year end and their value. When calculating the value of “in-the-money” stock options, we are calculating the positive difference between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year. The Company has not granted any stock appreciation rights.

Name	Shares Acquired on Option Exercises	Value Realized on Exercised Options	Number of Exercisable Options at Fiscal Year End	Number of Unexerciseable Options at Fiscal Year End	Value of Exercisable In-The- Money Options at Fiscal Year End (1)	Value of Unexerciseable In-The-Money Options at Fiscal Year End (1)
Michael D. Pickett	0	$0	255,481	51,498	$499,407	$99,885
Clayton W. Lewis	0	0	59,895	54,104	146,451	158,251
Irvine N. Alpert	0	0	22,143	39,780	62,636	100,983
Matthew S. Rowley	0	0	21,744	19,746	50,082	52,455
Cameron S. Way	0	0	8,505	19,325	20,251	42,029

(1)	Based on the $4.64 per share closing price of the Company’s common stock on the NASDAQ Stock Market on December 31, 2003, less the exercise price of options.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees, or consultants. These consist of the Amended and Restated 1999 Stock Option Plan (“1999 Plan”), the 2000 Directors’ Stock Option Plan (“2000 Directors’ Plan”), and the 2000 Employee Stock Purchase Plan (“ESPP”), all of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 1999 Plan and 2000 Directors’ Plan as of December 31, 2003. The ESPP has 60,000 shares reserved for issuance.

Plan Category	Number of shares to be issued upon exercise of all outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
1999 Plan (1)	943,944	$4.20	773,610
2000 Directors Plan	32,000	$130.24	28,000
Acquired Stock Option Plans	2,111	$50.00	215,260
Warrants Issued for Acquisitions	83,218	$24.58	0
Total	1,061,273	$9.69	1,016,870

(1)	Each year, beginning in 2001 and ending in 2009, on the first day of the year the number of shares reserved for issuance under the 1999 Plan is automatically increased by the lesser of: (i) 320,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number as determined by the Board of Directors. On January 1, 2003, the number of shares reserved for issuance under the 1999 Plan was increased by 306,552 shares. The figures in the table above do not include the January 1, 2004 increase of 307,151 shares under the 1999 Plan.

Legal Proceedings

During the year ended December 31, 2001, five securities class action suits were filed against Onvia, former executive officers Glenn S. Ballman and Mark T. Calvert, and Onvia’s lead underwriter, Credit Suisse First Boston (CSFB). The suits were filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired securities of Onvia between March 1, 2000 and December 6, 2000. On or around April 19, 2002, these five suits were consolidated, a lead plaintiff was appointed, and the consolidated complaint was filed. The complaint charged defendants with violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) and Sections 11 and 15 of the Securities Act of 1933, for issuing a Registration Statement and Prospectus that contained material misrepresentations and/or omissions. The complaints alleged that the Registration Statement and Prospectus were false and misleading because they failed to disclose (i) the agreements between CSFB and certain investors to provide them with significant amounts of restricted Onvia shares in the initial public offering (IPO) in exchange for excessive and undisclosed commissions; and (ii) the agreements between CSFB and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase Onvia shares in the after-market at pre-determined prices. The complaint sought an undisclosed amount of damages, as well as attorneys’ fees. On October 9, 2002, an order of dismissal without prejudice was entered, dismissing former officers Glenn S. Ballman and Mark T. Calvert. Along with most of the companies named in the class action lawsuit, Onvia accepted the plaintiffs’ settlement proposal in June 2003. We are waiting for the court’s final approval of the settlement.

On February 28, 2003, a purported class action suit was filed in the United States District Court for the Southern District of Florida against Onvia, Glenn S. Ballman, Mark T. Calvert, CSFB, members of CSFB’s Technology Group including Frank Quattrone (“CSFB Individuals”), and approximately fifty companies where

CSFB was either the lead or the co-lead underwriter of an IPO. The complaint charged CSFB and CSFB Individuals for violations of Section 12(a) of the Securities Act of 1933 and violations of Section 10(b) and 20(a) of the Securities and Exchange Act of 1934. The complaint charged the Company for violations of Sections 10(b) and 20(a) of the 1934 Act, and charged Mr. Ballman and Mr. Calvert for violations of Section 15 of the 1933 Act and Section 10(b) of the 1934 Act. The complaint also alleged claims against CSFB and the Company under the common law theory of respondeat superior, and against all defendants based on common law theories of fraud and negligent misrepresentation, and under Florida’s Blue Sky laws. In essence, the complaint alleged that the defendants disseminated false and misleading information to the public which misrepresented the accuracy of the Company’s IPO price, its financial condition, and future revenue prospects. The complaint further alleged that the effect of the purported fraud was to manipulate the Company’s stock price so that the defendants could profit from the manipulation. The complaint sought damages in an unspecified amount. In June 2003, the plaintiffs filed and served an amended complaint. Most of the companies and individual officers and directors who were previously named as defendants had been dropped from the case, including Onvia, Mr. Ballman, and Mr. Calvert.

The Company defended against two similar securities litigation lawsuits relating to Globe-1, Inc., a company Onvia acquired in August 2000 that subsequently became a wholly owned subsidiary of Onvia. The lawsuits also named Robert Gilmore, the former chief executive of Globe-1, Inc. In early 2003, one of the lawsuits, and in late 2003, the other lawsuit, were voluntarily dismissed.

In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of business. While management believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company, the ultimate outcomes are inherently uncertain.

CERTAIN TRANSACTIONS

Loan to Former Officer

On April 10, 2000, the Company issued a loan to Kristen M. McLaughlin, Onvia’s former Chief Strategy Officer, for $350,000 at an annual interest rate of six percent. The loan is secured by Ms. McLaughlin’s 45,000 shares of the Company’s common stock and is due on the earlier of the following: (1) April 10, 2005; (2) after a public offering of the Company’s common stock in which the officer is a selling stockholder; or (3) the expiration of any lock-up period imposed by contract or securities laws following an acquisition of the Company. In May 2002, Ms. McLaughlin paid down her promissory note, leaving approximately $262,750 as of March 1, 2004.

Indemnification Agreements

The Company has entered into indemnification agreements with some of its officers and directors containing provisions requiring it to indemnify them against liabilities that may arise by reason of their status or service as officers or directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements do not cover liabilities arising from willful misconduct of a culpable nature.

Other Related Party Transactions

There were no other related party transactions.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE’S POLICY ON EXECUTIVE COMPENSATION

The following describes the compensation policy existing during the fiscal year ended December 31, 2003, applicable to the Company’s executive officers. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers including the chief executive officer. The Compensation Committee reviews and establishes annual base salary levels, annual cash bonus opportunity levels, and long-term incentive opportunities for each executive officer. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of the Board of Directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise; (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company; and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

The summary below describes in more detail the factors that the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance, any changes in responsibility, and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, and earnings growth.

Long-Term Incentive Compensation

We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, and internal comparability considerations. The Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer where it determines that the circumstances warrant alternative treatment.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with us.

Compensation of the Chief Executive Officer

Michael D. Pickett has served as our Chief Executive Officer since April 2001. His base salary for fiscal year ended December 31, 2003 was $177,900. No other compensation, bonus, commission, or stipend was paid to Mr. Pickett during 2003. Mr. Pickett’s compensation was determined by the Compensation Committee, which is comprised of all Independent Directors.

The factors discussed above in “Base Salaries,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were applied in establishing the amount of Mr. Pickett’s base salary, bonus, and stock option grant. Significant factors in establishing Mr. Pickett’s base salary, bonus, and stock option grant were his previous experience as chairman, president, and chief executive officer of a publicly held company and the compensation levels at companies that compete with the Company for business and executive talent, and the Company’s performance. Mr. Pickett did not receive a bonus payment for 2003.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the 1999 Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

The 2003 Compensation Committee of the Board of Directors of the Company:

Nancy J. Schoendorf

Jeffrey C. Ballowe

Kenneth A. Fox

In March 2004, Mr. Feldman and Mr. Brill replaced resigning directors Nancy J. Schoendorf and Kenneth A. Fox, respectively, on the Compensation Committee. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three Independent Directors and operates under a written charter adopted by the Board of Directors in March 2004, which is attached as Appendix B to this Proxy Statement. The 2003 members of the Audit Committee were Nancy J. Schoendorf, Jeffrey C. Ballowe, and Steven D. Smith. In March 2004, James L. Brill replaced resigning director Nancy J. Schoendorf on the Audit Committee. Each of the 2003 and current members of the Audit Committee is independent as defined by the NASD Marketplace Rule 4200(a)(15).

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as our independent auditors. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings during 2003. The meetings were designed to facilitate and encourage communications between the Audit Committee, management, and our independent public auditors, Deloitte & Touche LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2003 with management and the independent auditors.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors, Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP the issue of its independence from the Company.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The 2003 Audit Committee of the Board of Directors of the Company:

Nancy J. Schoendorf

Jeffrey C. Ballowe

Steven D. Smith, Chair

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP served as our independent auditor in 2003 and 2002. Audit and audit-related fees aggregated $130,744 and $168,021 for the years ended December 31, 2003 and 2002, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q were $128,264 and $150,601, respectively.

Audit Related Fees

The aggregate fees billed for audit related services for the fiscal years ended December 31, 2003 and 2002 were $2,480 and $17,420, respectively. These fees relate to services in conjunction with the external review of audit working papers for the fiscal year ended December 31, 2003 and to due diligence and services in conjunction with the external review of audit working papers for the fiscal year ended December 31, 2002.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2003 and 2002 were $24,614 and $22,441, respectively. These fees relate to various tax consulting services for the fiscal year ended December 31, 2003 and 2002.

All Other Fees

There were no other fees that are not included above for the fiscal years ended December 31, 2003 and 2002.

The Audit Committee’s charter provides that it shall pre-approve all audit and non-audit services. Our Audit Committee pre-approved all services provided by our auditor in 2003. The Audit Committee of the Board of Directors has considered the role of Deloitte & Touche LLP in providing non-audit services to the Company and has concluded that such services are compatible with Deloitte & Touche LLP’s independence as our auditors.

Representatives of Deloitte & Touche LLP will be present at the Annual Stockholders Meeting and available to answer questions.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since March 1, 2000 (the date of our initial public offering) to the cumulative return over such period of the NASDAQ National Market Composite Index and the Inter@Active Week Internet Index. The graph assumes that $100 was invested on March 1, 2000, in our common stock and in each of the comparative indices. The graph further assumes that such amount was initially invested in our common stock at a per share opening price of $210.00, the reverse split adjusted price on the date of our initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

*Assumes $100 invested on March 1, 2000 in stock or index, including reinvestment of dividends.

	3/01/00	12/31/00	12/31/01	12/31/02	12/31/03
Onvia	$100	$4.02	$2.57	$1.21	$2.21
Inter@Active Week Internet Index	100	43.62	22.77	12.95	22.42
NASDAQ Composite Index	100	51.64	40.77	27.92	41.88

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business to be considered at the 2004 Annual Stockholders Meeting other than the proposals described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL STOCKHOLDERS MEETING

A stockholder proposal must be addressed to the Secretary and received at the principal executive offices at 1260 Mercer Street, Seattle, Washington 98109 by the close of business on January 14, 2005 to be considered for inclusion in the proxy materials for the Company’s 2005 Annual Stockholders Meeting.

For business to be brought before the Annual Stockholders Meeting by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s Annual Stockholders Meeting. The notice must specify the stockholder’s name, address, number of shares of the Company beneficially owned, a description of the desired business to be brought before the Annual Stockholders Meeting, and the reasons for conducting such business at the Annual Stockholders Meeting.

By order of the Board of Directors,

Michael D. Pickett

Chief Executive Officer and Chairman of the Board

May 13, 2004

Seattle, Washington

APPENDIX A

ONVIA.COM, INC.

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE OF THE

BOARD OF DIRECTORS

ORGANIZATION

This charter governs the operations of the Nominating and Governance Committee (the “Committee”) of the Board of Directors. The Committee is appointed by the Board of Directors and consists of at least two Directors who meet the independence requirements of The Nasdaq Stock Market, Inc. (“NASDAQ”).

PURPOSE

The purpose of the Committee is to (i) identify, recruit and recommend individuals to serve as Directors of the Company; (ii) make recommendations to the Board regarding membership and chairs of the Board’s Committees; (iii) develop and recommend to the Board nominating and governance guidelines; (iv) consider nominations to the Board received from stockholders; (v) advise the Board with respect to matters of Board composition and procedures; and (vi) oversee the annual evaluation of the effectiveness of the Board, its Committees, and the Company’s management.

MEETINGS

The Committee shall meet at least two times per year and may meet more frequently as necessary. Prior to each meeting, the Chair of the Committee will circulate or discuss the agenda for the meeting with each Committee member. The Committee shall keep minutes of its meetings, which shall be circulated to the Board after review and approval by the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The specific authority and responsibilities of the Committee shall include the following:

1.	The Committee shall review this charter annually and recommend changes to the Board of Directors.

2.	The Committee shall have sole authority to retain and terminate search firms and advisors to assist it in connection with identifying and recruiting Director candidates, including the sole authority to approve the fees and other retention terms with such search firms and advisors.

3.	The Committee shall also have authority to retain, at the Company’s expense, legal counsel, accounting and other advisors, and to approve the fees and other retention terms of such advisors.

4.	The Committee shall identify and recruit individuals qualified to become Directors for recommendation to the Board. In assessing a potential Director’s qualifications, the committee will consider each individual’s independence, as well skills, experience, age, and diversity in the context of the make-up of the Board.

5.	The Committee shall review the qualifications of Directors for continued service on the Board.

6.	The Committee shall recommend to the Board candidates for election or reelection as Directors at each Annual Meeting of Stockholders and recommend candidates to be elected by the Board as necessary to fill vacancies and newly created Directorships. The full Board shall approve Director nominees to stand for election at the Annual Meeting of Stockholders.

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7.	The Committee shall recommend to the Board the appointment of Directors to Board Committees and the selection of a chairperson for each Board Committee.

8.	The Committee shall establish an annual process to receive comments from all Directors concerning the Board’s performance.

9.	The Committee shall assist the Board in establishing a meaningful management performance evaluation and succession planning process.

10.	The Committee shall develop and periodically review the nominating and governance guidelines and recommend changes to the Board.

11.	The Committee shall recommend compensation for newly-elected Directors and review the type and amount of Director compensation as necessary.

12.	The Committee shall annually review the Company’s compliance with the listing requirements of NASDAQ and report its findings to the Board.

13.	The Committee shall consult with the Board regarding its adoption of a Code of Business Ethics and Conduct applicable to all employees and directors and required by the rules of The Nasdaq Stock Market, and shall adopt procedures for monitoring and enforcing compliance with such Code.

14.	The Committee shall review the Code of Business Ethics and Conduct periodically and recommend such changes to such Code as the Committee shall deem appropriate.

15.	As requested by the Board, the Committee shall review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Business Ethics and Conduct, and adopt as necessary or appropriate remedial, disciplinary, or other measures with respect to such conduct.

16.	The Committee shall meet in executive session without the presence of any management director or employee at least annually.

17.	The Committee may form and delegate authority to subcommittees when appropriate.

18.	The Committee shall annually review its performance under this charter.

This Charter is intended to serve as flexible guidelines for the operation of the Committee. The Committee may modify or amend this Charter at any time.

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APPENDIX B

ONVIA.COM, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Onvia.com, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and assist the Company’s with its legal and regulatory compliance requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit function and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate special investigations, and, hire special legal, accounting or other outside advisors or experts to assist the Committee as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market. In addition, the Committee shall not include any member who accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board and an affirmative determination by the Board that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

4. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

5. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such polices and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

7. Approve as necessary the termination of the engagement of the independent auditor.

8. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

9. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

10. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

12. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and principal financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. Adopt a Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics.

5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Business Conduct and Ethics that is related to accounting, internal accounting controls, and auditing matters, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7. Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

8. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

10. Review and reassess the Charter’s adequacy as appropriate.

ONVIA.COM, INC.

PROXY FOR ANNUAL STOCKHOLDERS MEETING

To Be Held June 25, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONVIA.COM, INC.

The undersigned hereby appoints Michael D. Pickett and Clayton W. Lewis or either of them, as proxies for the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA.COM, INC. at the Annual Stockholders Meeting to be held on June 25, 2004 at 1:00 p.m. local time, at Onvia’s executive offices at 1260 Mercer Street, Seattle, Washington 98109, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present. The undersigned hereby revokes any proxy previously given with respect to such stock.

This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR the Board nominees” in item 1, “FOR” in item 2, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE.

(Continued and to be signed on other side)

ONVIA.COM, INC.

Two New Ways to Vote

VOTE BY INTERNET OR TELEPHONE

24 Hours a Day – 7 Days a Week

It’s Fast and Convenient

INTERNET www.proxyvoting.com/onvi	TELEPHONE 1-888-426-7035	MAIL
1. Go to the website listed above 2. Have your proxy card ready 3. Enter your Control Number located above your name and address 4. Follow the simple instructions on the website	1. Use any touch-tone telephone 2. Have your proxy card ready 3. Enter your Control Number above your name and address 4. Follow the simple recorded instructions	1. Mark, sign and date your proxy card 2. Detach your proxy card 3. Return your proxy card in the postage paid envelope provided

Detach proxy card here if you are voting by mail.

Ú    DETACH PROXY CARD HERE    Ú

Please Detach Here

Ú    You Must Detach This Portion of the Proxy Card    Ú

Before Returning it in the Enclosed Envelope

Please mark your votes as in this example: ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL IN ITEM 2, AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	The Board of Directors recommends you vote FOR the election of the nominees listed below:

ELECTION OF DIRECTOR Nominee: StevenD. Smith	☐	FOR the Board nominee	☐	WITHHOLD AUTHORITY to vote for the Board nominee

ELECTION OF DIRECTOR Nominee: JamesL. Brill	☐	FOR the Board nominee	☐	WITHHOLD AUTHORITY to vote for the Board nominee

2. The Board of Directors recommends you vote FOR the amendment to the Certificate of Incorporation to change the name from “Onvia.com, Inc.” to “Onvia, Inc.” Approve Name Change
☐	FOR	☐	AGAINST	☐	ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please vote, date, and sign below, and promptly return in the enclosed envelope.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as the name appears stenciled on this proxy. When signing as attorney, executors, administrators, trustee, or guardian, please set forth your full title. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.